Exhibit 16.1

June 26, 2026

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549-2000

Dear Commissioners:

We have read the statements in the Current Report on Form 8-K of Jaguar Uranium Corp. (the “Registrant”) to be filed with the Securities and Exchange Commission on June 26, 2026. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements of the Registrant contained therein.

Yours sincerely,

/s/ Summit Group CPAs, P.C. (formerly known as “Yu Certified Public Accountant, P.C.”)